Exhibit 99.2

CERTIFICATE

The undersigned hereby certifies that:

1.	He is the Principal Executive Officer of CPG Carlyle Commitments Fund, LLC, CPG Carlyle Commitments Master Fund, LLC, Macquarie Focused Access Fund, LLC (formerly, CPG Focused Access Fund, LLC), CPG Vintage Access Fund, LLC, CPG Vintage Access Fund II, LLC, CPG Vintage Access Fund III, LLC, CPG Vintage Access Fund IV, LLC, CPG Vintage Access Fund V, LLC, CPG Vintage Access Fund VI, LLC and CPG Vintage Access Fund VII, LLC (collectively, the "Funds"), each a limited liability company organized under the laws of the State of Delaware; and

2.	Attached hereto as Exhibit A is a true and correct copy of the resolutions duly adopted by a vote at a joint meeting of the Boards of Directors of the Funds on June 25, 2026, at which meeting a quorum was at all times present and acting; and that said resolutions are in full force and effect.

Dated this 14th day of August 2026.

/s/ Alex Lee
Alex Lee
Principal Executive Officer

EXHIBIT A

RESOLVED, that it is the determination of the Directors at this meeting, including a majority of the Independent Directors, that the joint insured fidelity bond written by the following entity in the following amount:

Name of Fidelity Bond Provider	Amount of Coverage
Chubb Federal Insurance Company	$7,000,000

insuring the Funds and any other 1940 Act-registered investment companies named as insured parties under said bond covering the Funds for larceny and embezzlement by the officers and employees of the Funds in accordance with the requirements of Rule 17g-1 under the 1940 Act is reasonable in form, provided that and subject to the terms of the coverage are substantially the same or better than the existing fidelity bond, and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Funds, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Funds' portfolio, the identity of the other parties named as the other insured parties under said bond, and the nature of the business activities of such other parties; and it was further

RESOLVED, that the Directors, including a majority of the Independent Directors, hereby approve the payment by each Fund of the portion of the premium, for coverage under the joint insured fidelity bond having given due consideration to all relevant factors including, but not limited to, the identity of the other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of the joint insured bond, the amount of the premium for such bond, the ratable allocation of the premium among the parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained its own insured bond; and it was further

RESOLVED, that Fund management hereby is authorized to cause each Fund to pay its ratable allocation of the total annual premium payable with respect to the fidelity bond referred to in the preceding resolution; and it was further

RESOLVED, that Fund management hereby is authorized, empowered and directed to execute and deliver the Joint Insured Fidelity Bond Agreement, in substantially the form contained in the meeting materials, with such non-material additions thereto, deletions therefrom and changes therein as Macquarie Wealth Advisers, in consultation with counsel to the Fund, shall deem necessary or appropriate, such determination to be conclusively evidenced by the execution and delivery of said Agreement; and it was further

RESOLVED, that Macquarie Wealth Advisers hereby is designated as the party responsible for making all filings with the Securities and Exchange Commission ("SEC") and giving all notices on behalf of the Funds with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it was further

RESOLVED, that the actions taken by Macquarie Wealth Advisers, in respect of the matters referred to in the preceding resolutions hereby are ratified, adopted and confirmed in all respects; and it was further

RESOLVED, that Macquarie Wealth Advisers hereby is authorized to cause additional 1940 Act-registered funds, with the same Board as the Funds, sponsored by Macquarie Asset Management or Macquarie Wealth Advisers to be named as joint insureds under the aforementioned Agreement, provided that the Board is notified of the addition and each additional fund pays its allocable portion of the premium.